Zumiez Inc. Acquires Leading European Action Sports Retailer

Company Raises Second Quarter Guidance

EVERETT, WA -- (Marketwire - June 19, 2012) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that it has signed a definitive purchase agreement to acquire Blue Tomato, a leading European action sports retailer based in Austria. The total purchase price for Blue Tomato will be EUR 59.5 million, subject to certain pre-closing and post-closing adjustments. In addition to the purchase price, the agreement provides for an additional EUR 22.1 million of contingent future payments based upon achieving certain performance objectives related to growth over the next three years. The acquisition, which will be funded by Zumiez's existing cash balances, is expected to be modestly accretive to earnings per share in fiscal 2012, excluding all acquisition and integration expenses. The acquisition is projected to close prior to the end of the second quarter of 2012. A portion of the contingent future payments are to be in the form of Zumiez stock.

Founded by former European Snowboard champion Gerfried Schuller in 1988, Blue Tomato operates one of Europe's largest action sports ecommerce websites www.blue-tomato.com, which is available in 14 different languages. Additionally, the company operates 5 stores in Austria. Blue Tomato sells an extensive and diverse mix of branded snow and skate hard goods, apparel, footwear, and accessories across Europe. For the fiscal year ended April 30, 2012, Blue Tomato reported a net sales increase of approximately 27% to EUR 29.4 million with roughly 75% generated through ecommerce. Blue Tomato reported EUR 3.5 million of net income for the year ended April 30, 2012. All Blue Tomato results are reflected in accordance with Austrian generally accepted accounting principles.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, "Joining forces with Blue Tomato represents the next step in our strategic plan to build the leading global action sports retail business. Europe has a large, vibrant and growing action sports community, which Gerfried and his team have skillfully tapped into through a broad offering of authentic brands and products, a differentiated retail experience, and superior customer service. The similarities between each organization's culture and operating philosophies give us great confidence we can successfully leverage our combined expertise to selectively expand Blue Tomato's European footprint and strengthen our foundation to support future international development."

Blue Tomato will continue to be headquartered in Schladming, Austria and senior management led by Gerfried Schuller will continue in their current roles.

Gerfried Schuller commented, "When I decided to sell the company I could not imagine a better fit for how we operate than Zumiez. We have built the leading action sports retail company in Europe and now we will be a part of the leading action sports retailer in the United States. Starting today, Zumiez and Blue Tomato are ready to begin a new journey to become the world's leader in action sports retailing."

The Company also updated its current outlook. Based on better than planned sales, the Company has increased its guidance and now expects fiscal 2012 second quarter total sales of $134 to $136 million, which includes approximately $2 million in sales of Blue Tomato assuming the acquisition is completed by July 1. Net income per diluted share is projected at approximately $0.04 to $0.06, inclusive of acquisition related costs and expenses compared to the previously issued guidance of net income per diluted share of approximately $0.04 to $0.06, which excluded the acquisition. This guidance is predicated on a 8-10% comparable store sales increase for the second quarter and includes costs of approximately $1.6 million, or $0.03 per diluted share, associated with the relocation the Company's ecommerce fulfillment center to Edwardsville, Kansas and corporate offices to Lynnwood, Washington from Everett, Washington as well as costs, expenses, and operating impact of approximately $2.3 million in the quarter, or approximately $0.05 associated with the acquisition of Blue Tomato.

Pre-Recorded Conference Call
To hear Zumiez's prerecorded message regarding its acquisition of Blue Tomato and its updated outlook for the second quarter of fiscal 2012, please dial (877) 523-5612 or (201) 689-8483, followed by the passcode 16847.

Zumiez was advised on the transaction by a unit of Duff & Phelps, LLC (NYSE: DUF) and K&L Gates LLP. Blue Tomato was advised by Altium Capital AG and Eisenberger & Herzog Rechtsanwalts GmbH.

About Zumiez Inc.
Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of May 26, 2012 we operated 448 stores in the United States and 11 stores in Canada, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

About Blue Tomato
Blue Tomato is the leading European multi-channel retailer for board sports and related apparel and footwear. Founded in 1988 by Gerfried Schuller, Blue Tomato operates 5 stores throughout Austria, and operates the www.blue-tomato.com ecommerce site available in 14 languages selling across Europe.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company's quarterly report on Form 10-Q for the quarter ended April 28, 2012 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200